Exhibit 10.4

CHARTER

OF THE

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

OF

EXAR CORPORATION

Amended and Restated as of September 14, 2010

I	PURPOSE

The purpose of the Compensation Committee (“Committee”) of the Board of Directors (the “Board”) of Exar Corporation (the “Company”) is to assist the Board by reviewing, approving, modifying and administering the Company’s compensation plans, arrangements and programs. The Committee’s primary duties and responsibilities are to:

•	Evaluate the performance of the Company’s President and Chief Executive Officer.

•	Review the performance of executive officers and certain other employees.

•	Review and approve or recommend to the Board compensation levels, policies and programs.

Subject to the Company’s Bylaws, the Delaware General Corporation Law and the rules and regulations of the Securities and Exchange Commission (the “SEC”) and/or applicable listing agency, the Committee will fulfill these responsibilities and duties by carrying out the activities enumerated in this Charter.

II	STRUCTURE AND OPERATIONS

The Committee shall be comprised of a minimum of three directors, with all members of the Committee to be independent, according to the independence standards and requirements of the listing standards of The NASDAQ Global Market (or any other applicable securities exchange or over the counter market) (the “Listing Standards”), the SEC and applicable law, and free from any relationship that would interfere with the exercise of his or her independent judgment as a member of the Committee. The Board shall appoint the members of the Committee from time to time and at least annually at the annual organizational meeting of the Board, including a Director to serve as Committee Chair. In selecting members of the Committee, the Board shall take into account compliance with applicable statutes, rules, regulations and the Listing Standards, including requirements of independence. Committee members shall serve from the date of their appointment until the next Annual Meeting of Stockholders, or until their earlier resignation, removal or replacement.

The Committee shall meet at least four times per year, with additional meetings to occur as deemed necessary or desirable by the Committee or the Committee Chair. Meetings shall be held at such times and places as the Committee shall determine, including by written consent. A majority of the members of the Committee shall constitute a quorum for the Committee to act in the discharge of its duties. The Committee shall keep written minutes of its meetings and deliver copies of the minutes to the Company secretary for inclusion in the corporate records. The Committee’s Chair shall appoint a member of the Committee or an employee of the Company to keep regular minutes of Committee proceedings. Meeting minutes will be approved by the Committee and copies provided to members of the Board who are not members of the Committee.

III	RESPONSIBILITIES AND DUTIES

The Committee shall:

1.	Review and approve the level of compensation, including salaries, fees, benefits, equity compensation, incentive plans, perquisites, and employment agreements, severance agreements and change in control agreements/provisions, if any, of the Company’s President and Chief Executive Officer, and review and approve the level of compensation, including salaries, fees, benefits, equity compensation, incentive plans, perquisites and employment agreements, severance agreements and change in control agreements/provisions, if any, of each employee of the Company who falls within any one or more of the following classifications: (i) is a Section 16 corporate officer of the Company, or (ii) is a member of the executive staff and has a title of at least “Vice President”, or (iii) has a base salary rate of $200,000 or more per year. In carrying out its duties under this paragraph 1, the Committee shall have and exercise all power and authority of the full Board.

2.	Review and advise the Board concerning the performance of the President and Chief Executive Officer of the Company and of those other employees whose compensation is within the review jurisdiction of the Committee.

3.	Review and advise the Board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness within the industry of the Company’s executive compensation programs.

4.	Recommend for adoption by the Board stock option plans, stock appreciation rights, 401(k) savings plans and other pension and profit sharing plans, stock bonus plans, stock purchase plans, incentive and bonus programs, deferred compensation plans, and other similar plans and programs, and with respect to any of such plans or programs that are in effect from time to time:

a.	to recommend for adoption by the Board any amendments to such plans and programs deemed advisable by the Committee from time to time; and

b.	to have and exercise all power and authority of the full Board with respect to any matters to be reviewed, determined, or approved by the Board under such plans or programs (other than amendments to such plans or programs, which shall require action by the full Board).

5.	Administer the Company’s equity incentive plans, including the review and grant of stock options and other equity incentives to executive officers. The Committee may delegate to the President and Chief Executive Officer the authority to review and grant stock options to certain eligible employees within guidelines established by the Board.

6.	Review and discuss the Compensation Discussion and Analysis (“CD&A”) section of the Company’s proxy statement with management and recommend to the Board that the CD&A section be included in the Company’s proxy statement.

7.	Review and discuss with the Audit Committee and the Board business risks relating to the Company’s compensation programs, policies and procedures.

8.	Review periodically (at least annually) the Committee Charter and recommend to the Board any proposed changes to the Charter.

9.	Assess annually the Committee’s performance of its responsibilities and report on that assessment to the Board.

10.	Perform such other functions and have such powers as may be necessary or convenient in the efficient discharge of the foregoing.

IV	COMMITTEE REPORTS

The Committee shall produce the following reports and provide them to the Board:

•	An annual Compensation Committee Report for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations of the SEC.

•

An annual performance evaluation of the Committee. The performance evaluation should also recommend to the Board whether any improvements to this Charter are deemed necessary or desirable. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Committee Chair or any other member of the Committee designated by the Committee to make this report.

•	As appropriate, a summary of the actions taken at each Committee meeting, which shall be presented by the Committee Chair to the Board at the next Board meeting.

V	RESOURCES AND AUTHORITY OF THE COMMITTEE

The Committee shall be provided with the powers set forth in this Charter, and adequate resources and funding, as determined by the Committee, to enable it to fulfill its responsibilities. The Committee may perform any other activities consistent with this Charter, the Company’s Bylaws, the Listing Standards and applicable law as the Committee or the Board considers appropriate.

The Committee shall have the authority, and shall be afforded resources sufficient, to appoint and retain such independent compensation consultants, outside counsel and other independent advisors and consultants as the Committee in its sole discretion deems appropriate. The Committee shall have the sole authority to retain and terminate any such consultant, counsel or advisor, including sole authority to approve the terms of any such retention and the fees to be paid.

Wherever in this Charter it is provided that the Committee shall have and exercise all power and authority of the full Board, any decision made by the Committee pursuant to such power and authority shall be deemed, without any review or further action by the full Board, to constitute a decision of the Company’s Board; provided, however, that the full Board may at any time by specific resolution take action on any matter and, if such action is in conflict with a decision made by the Committee, the action by the full Board shall be controlling.

Nothing in this Charter is intended to preclude or impair the protection provided in Section 141(e) of the Delaware General Corporation Law for good faith reliance by members of the Committee on reports or other information provided by others.